Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 20, 2026, relating to the consolidated financial statements of First Breach Inc. (the “Company”) for the years ended December 31, 2025 and 2024, appearing in its Annual Report on Form S-1 (Reg. No 333-295442). Our report includes an explanatory paragraph regarding the existence of substantial doubt about the Company’s ability to continue as a going concern.

Grassi & Co., CPAs, P.C.

Jericho, New York

October 16, 2026